Exhibit 99.2

THOMSON REUTERS STREET EVENTS EDITED TRANSCRIPT OCC - Q1 2012 Optical Cable Corporation Earnings Conference Call EVENT DATE/TIME: MARCH 12, 2012 / 10:00AM ET

C O R P O R A T E    P A R T I C I P A N T S

Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher - IR

Neil Wilkin Optical Cable Corp - Chairman, President, and CEO

Tracy Smith Optical Cable Corp - SVP and CFO

PRESENTATION

Operator

Good morning, my name is Paula and I will be your conference operator today. At this time, I would like to welcome everyone to Optical Cable Corporation’s first quarter 2012 earnings conference call. All lines have been placed on mute to prevent any background noise. (Operator Instructions) Mr. Siegel, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you. Good morning, and thank you all for participating on Optical Cable Corporation’s first quarter fiscal year 2012 conference call. By this time, everyone should have a copy of the earnings press release. If you don’t have it, please visit www.occfiber.com for a copy. On the call today with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC. Before we begin, I would like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors referenced in the “forward-looking statements” section of this morning’s press release. These cautionary statements apply to the contents of the internet webcast on www.occfiber.com, as well as today’s call. Now, I will turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corp - Chairman, President, and CEO

Thank you, Andrew, and good morning, everyone. Joining me today on the call at OCC’s Roanoke, Virginia corporate headquarters is Tracy Smith, our Senior Vice President and Chief Financial Officer. I would like to begin the call today with a few opening remarks. Tracy then will review the first quarter results for the three-month period ended January 31, 2012 in more detail. After Tracy’s remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we do offer shareholders an opportunity to submit questions in advance of our earnings call, which we have done today. Instructions regarding such submissions are included in our press release announcing the date and time of our earnings call.

Our fiscal 2012 is off to a good start—we delivered another solid quarter of profitability, and are building on the momentum achieved in 2011. We reported consolidated net sales of $17.3 million, with net income attributable to OCC of $0.03 per share during the first quarter of fiscal year 2012. Sales in our commercial markets increased approximately 14% during the first quarter of the fiscal year, compared to the same period last year. However, our consolidated net sales were slightly lower in the first quarter, when compared to the first quarter of fiscal year 2011. This was mainly due to decreases in our specialty markets; in particular, our military and severe duty markets. At this time, we do not believe this is an indication of a trend that will continue for fiscal 2012. You will remember that, historically, OCC’s net sales are relatively lower in the first half of each fiscal year than they are in the second half of each fiscal year. For our full fiscal year 2012, we believe, at this time, that both sales and earnings will be higher than last year.

At the end of the first quarter of this year, we have seen an increase in our sales order backlog—particularly for our fiber optic cable products as a result of new business. Generally, OCC’s consolidated sales order backlog varies throughout the year between approximately three to four weeks of net sales, or approximately $4 million to $5 million. At the end of February 2012, our sales order backlog was $7.2 million, or approximately five weeks of net sales on a trailing 12-month basis. As a result, at this time, we believe it is reasonably likely that we will see a positive impact on net sales and earnings during the second quarter of fiscal year 2012.

We are encouraged by strong demand for our integrated solutions in the first quarter of 2012, which has positively impacted sales of our enterprise connectivity products.

Last month, OCC launched our new Procyon product offering. Procyon is a new family of structured cabling products featuring industry-leading performance, density, accessibility, and cable management features designed for use in various applications, including data centers. The Procyon family of products offers a complete systems approach, and includes copper and fiber panels with integrated cable management systems, high-density fiber cassettes, cabinets and more. Procyon represents an exciting next step in our product line expansion strategy, under which we are further enhancing our offerings to better serve our customers and end users.

As we move forward in 2012, we are focused on executing our growth strategy, while further improving operations and controlling costs, in order to continue to deliver positive results and long-term value for our shareholders. I also want to highlight that during the first quarter we maintained our solid balance sheet and continued to return capital to shareholders through the regular quarterly dividend, which the Board recently increased by 50% to $0.015 per share. The decision to increase OCC’s quarterly dividend demonstrates our confidence in the Company’s long-term prospects, as well as our commitment to returning capital to shareholders.

I will now turn the call over to Tracy Smith, our CFO, who will review some specifics regarding our first quarter of fiscal year 2012 financial results.

Tracy Smith - Optical Cable Corp - SVP and CFO

Thanks, Neil. Consolidated net sales for the first quarter of fiscal year 2012 decreased slightly, by 2.1%, to $17.3 million, compared to net sales of $17.7 million for the same period last year. Our sales in our commercial markets increased by approximately 14% during the first quarter of fiscal year 2012, compared to the same period last year. However, decreases in our specialty markets—primarily military and severe duty—offset the increase.

Gross profit decreased slightly to $6.2 million in the first quarter of fiscal year 2012, compared to $6.4 million for the first quarter of fiscal year 2011. Gross profit margin, or gross profit as a percentage of net sales, also decreased slightly to 35.5% in the first quarter of fiscal year 2012, compared to 36.3% for the first quarter of fiscal year 2011. Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis, and may vary based on both anticipated and unanticipated changes in product mix. Additionally, our gross profit margins for our product lines tend to be higher when we achieve higher net sales levels of those product lines, as certain fixed manufacturing costs are spread over higher sales volumes.

SG&A expenses for each of the first quarters of fiscal years 2012 and 2011 were $6 million. SG&A expenses as a percentage of net sales were 34.4% in the first quarter of fiscal year 2012, compared to 33.8% in the first quarter of fiscal year 2011.

For the first quarter of fiscal year 2012, we reported net income attributable to OCC of $192,000, or $0.03 per basic and diluted share, compared to $402,000, or $0.06 per basic and diluted share, for the comparable period last year.

As of January 31, 2012, we had outstanding loan balances of $8.1 million under our real estate loan. We did not have any borrowings on our revolving credit facility; however, we did have an outstanding trade letter of credit of approximately $41,000. The terms of our revolving credit facility specify that letters of credit reduce our availability; but we still had approximately $6 million in available credit as of January 31, 2012.

With that, I will turn the call back over to Neil.

Neil Wilkin - Optical Cable Corp - Chairman, President, and CEO

Thank you, Tracy. Now, we are happy to answer as many of your questions as we can. Paula, if you could please indicate the instructions for participants to call in their questions, I would appreciate it.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Currently, we have no questions.

Neil Wilkin - Optical Cable Corp - Chairman, President, and CEO

Andrew, were there any questions submitted in advance of the call?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Yes, Neil, there was a three-part question submitted by a shareholder, Sam Bergman from Bayberry Asset Management. The first question he asked was — if you could elaborate on the growth strategy for the next 12 months.

Neil Wilkin - Optical Cable Corp - Chairman, President, and CEO

Okay. Could you read the other two parts of the question, and then we will just go through the whole thing?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Sure. So, in addition to the growth strategy over the next 12 months, he also asked about the expense line, and noted that it is higher, and he asked about the increase in expenses, and if there is a six sigma program in place to bring down those expenses? And then for the third part of his question, he asked about — can you tell us the interest in beta sites that have used your newly released product, and what kind of revenue do you expect on a yearly basis from this new line?

Neil Wilkin - Optical Cable Corp - Chairman, President, and CEO

Okay. I’ll first address the growth strategy portion of the question. Sam, thanks for submitting your question to us. OCC has put in place, over a long period of time, a growth strategy of expanding our product offering to provide a more complete systems approach to our customers and our end users. We started that through the acquisition of SMP Data Communications, and later with the acquisition of Applied Optical Systems, and of course, now with the launch of our Procyon product. And we’ve gone through a period of integrating those acquisitions, and are working to generate growth based on those additions that we’ve made, including the most recent addition that we announced last month of our Procyon product line.

We still have other improvements that we’re making from an operations standpoint also, that we believe will assist in our growth. We have been retooling, during the year, our sales team. We’ve made some additions. We’ve made some changes, and we believe that is going to positively impact our ability to market the systems approach that we have laid out as our strategy.

Now, when a customer comes to OCC, clearly they can buy the complete system, and what is sometimes called a closed architecture purchase. But OCC also continues to be committed to offering products on an open architecture basis. So, not only do we provide full systems, but we also work well with other providers who may provide other pieces of a product. So, for example, we may have customers or end users that decide that they would like to purchase OCC’s fiber optic cable products, or OCC’s connectivity products, but to use another manufacturer for another part of their system. And our products easily accommodate those desires of the customer, if that’s what they have. I think that kind of covers the growth strategy portion.

Tracy, do you want to talk a little bit about this expense — the expense issue?

Tracy Smith - Optical Cable Corp - SVP and CFO

Sure. On an annual basis, we have actually seen a decline in our SG&A expenses as a percentage of net sales since fiscal year 2009, which was the first full fiscal year after our acquisition of SMP. For fiscal year 2009, SG&A as a percentage of net sales was 38.1%. In fiscal year 2010 it was 35.9%, and in fiscal year 2011 it was 34.3%, compared to the 34.4% in Q1 of 2012.

As a reminder, we also include R&D expenses in our SG&A line item and for comparison purposes, SG&A as a percentage of net sales, after deducting our R&D expenses in Q1 2012, was 32.7%, also representing a steadily declining percentage since fiscal year 2009, when it was 36.1%. We’re very focused on controlling and reducing costs, but we have also been building the Company for future growth, as Neil just described in his comments about our growth strategy.

Neil Wilkin - Optical Cable Corp - Chairman, President, and CEO

I would add that we’re not completely satisfied for where we are on an expense standpoint. As Tracy commented, we are looking at additional ways to control our costs. The figures that Tracy has quoted indicate that we’re doing well at keeping our costs under control. You will also recall that in the fourth quarter, we had a little bit of a spike in SG&A expenses, and that prompted us to further spend some additional time at looking at certain expense items and bringing those back under control. But I think if you look at our first quarter, as Tracy has reviewed, and some of the other quarters, you will find that is substantially being done in the first quarter.

So, I think that covers part two of the question. The third part of the question, Andrew, was what?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Sorry, Neil. The third part of the question was — can you talk about the interest in the beta sites that have used your newly released product, and what kind of revenue you expect on a yearly basis from the new product line?

Neil Wilkin - Optical Cable Corp - Chairman, President, and CEO

Sure. The Procyon product line we’re really excited about because we believe that it does fill in some gaps that we previously had in our product offering. We’ve had a good response from a number of customers and potential customers. I think it is a little bit too early at this point to anticipate or guess what that impact is going to be on our future sales results. We have said previously, and/or will be saying in our Q when that gets filed in the next day or two, that our enterprise connectivity sales have shown some additional strength recently. And we believe that’s attributable to the systems approach that people are looking at, and also seeing our Procyon product as having folks take a look at OCC for their connectivity needs, where maybe otherwise they might not have thought of OCC to fulfill those needs. So, I’m really excited about the response so far. We’re not at the point, at the moment, where we can say what the impact is going to be on our sales, per se. But still optimistic that it’s going to be a positive contributor to OCC.

Were there any other questions, Andrew?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

That’s all we got in advance from individual shareholders. I guess we will turn it back over to the operator to see if there is any other questions from analysts.

Operator

(Operator Instructions)

Once again, we have no questions. Are there any closing remarks?

Neil Wilkin - Optical Cable Corp - Chairman, President, and CEO

Thank you, Paula. I would only like to say that I appreciate everyone’s interest in Optical Cable Corporation, and participating in the call today. Look forward to speaking to you next quarter.

Operator

Thank you. This concludes your conference. You may now disconnect.